Exhibit 99.1

UMB Financial Corporation	News Release
1010 Grand Boulevard
Kansas City, MO 64106
816.860.7000 umb.com

UMB Financial Corporation Announces $0.245 Quarterly Cash Dividend and

Common Stock Repurchase Authorization

Kansas City, Mo. (April 26, 2016) – The Board of Directors of UMB Financial Corporation (Nasdaq: UMBF), a diversified financial holding company, declared during the Board’s meeting on April 26, 2016, a $0.245 per share quarterly cash dividend, payable on July 1, 2016 to the company’s shareholders of record at the close of business on June 10, 2016.

The Board of Directors also authorized the repurchase of up to 2,000,000 shares of the company’s common stock from time to time until the regular meeting of the Board that immediately follows the 2017 annual meeting of the company’s shareholders. Shares acquired under the program will be used for general corporate purposes and may be available for resale, including in connection with the company’s compensation plans and dividend reinvestment plan. The company may aquire the shares from time to time in open market or privately negotiated transactions, at the discretion of the company’s management, and on terms (including quantity, timing, and price) that the company’s management determines to be necessary, appropriate, or advisable.

About UMB:

UMB Financial Corporation (Nasdaq: UMBF) is a diversified financial holding company headquartered in Kansas City, Mo., offering complete banking services, payment solutions, asset servicing and institutional investment management to customers. UMB operates banking and wealth management centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma, Nebraska, Arizona and Texas, as well as two national specialty-lending businesses. Subsidiaries of the holding company include companies that offer services to mutual funds and alternative-investment entities and registered investment advisors that offer equity and fixed income strategies to institutions and individual investors. For more information, visit umb.com, umbfinancial.com, blog.umb.com or follow us on Twitter at @UMBBank, Facebook at facebook.com/UMBBank and LinkedIn at linkedin.com/company/umb-bank.

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